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                                                                    Exhibit 99.1


                       1997 NONQUALIFIED STOCK OPTION PLAN
                            FOR NONEMPLOYEE DIRECTORS
                                       OF
                                 USA TRUCK, INC.


         Section 1. Purpose. It is the purpose of the Plan to promote the interests of USA Truck, Inc., a Delaware corporation (the "Company"), and its stockholders by attracting and retaining qualified Nonemployee Directors by giving them the opportunity to acquire a proprietary interest in the Company and an increased personal interest in its continued success and progress. The Options granted under the Plan shall not be qualified as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         Section 2. Definitions. As used herein the following terms have the following meanings:

                  (a) "Affiliate" means any parent or subsidiary corporation of the Company within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Committee" means the Nonemployee Directors Stock Option Committee described in Section 4 hereof.

                  (d) "Common Stock" means the Common Stock, par value $0.01 per share, of the Company.

                  (e) "Fair Market Value" means, unless the Committee determines otherwise in good faith, the closing sale price of the Common Stock on the date in question (or, if there is no reported sale on such date, then on the last preceding day on which a reported sale occurred) as reported on the Nasdaq National Market or any national stock exchange or other stock market on which the Common Stock is then traded, or if the Common Stock is not listed or admitted to trading on the Nasdaq National Market or any national stock exchange but is quoted as an over-the-counter security on Nasdaq or any similar system then in use, "Fair Market Value" shall mean the average of the closing high bid and low asked quotations on such system for the Common Stock on the date in question.

                  (f) "Nonemployee Director" means an individual who (i) is now, or hereafter becomes, a member of the Board of Directors of the Company, and (ii) is neither an employee nor an officer of the Company or of an Affiliate of the Company. For purposes of this Plan, "employee" shall mean an individual whose wages are subject to the withholding of federal income tax under Section 3401 of the Code, and "officer" shall mean an individual elected or appointed by the Board of Directors or chosen in such other manner as may be prescribed in the Bylaws of the Company or an Affiliate to serve as such.


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                  (g) "Option" means any option to purchase shares of Common
         Stock granted pursuant to the provisions of the Plan.

                  (h) "Optionee" means a Nonemployee Director who has been granted an Option under the Plan.

                  (i) "Plan" means this 1997 Nonqualified Stock Option Plan for Nonemployee Directors of USA Truck, Inc.

         Section 3. Number of Shares. Options may be granted by the Company from time to time under the Plan to purchase an aggregate of 25,000 shares of the authorized Common Stock. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such expired or terminated Option shall again be available for purposes of the Plan.

         Section 4. Administration of the Plan. The Plan shall be administered by a Nonemployee Directors Stock Option Committee which shall consist of two or more members of the Board, a majority of which shall not be Nonemployee Directors. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Board shall have the sole continuing authority to appoint members of the Committee both in substitution for members previously appointed and to fill vacancies however caused. The following provisions shall apply to the administration of the Plan:

                  (a) The Committee shall designate one of its members as Chairman and shall hold meetings at such times and places as it may determine. Each member of the Committee shall be notified in writing of the time and place of any meeting of the Committee at least two days prior to such meeting, provided that such notice may be waived by a Committee member. A majority of the members of the Committee shall constitute a quorum and any action taken by a majority of the members of the Committee present at any duly called meeting at which a quorum is present (as well as any action unanimously approved in writing) shall constitute action by the Committee.

                  (b) The Committee may appoint a Secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make such rules and regulations for the conduct of its business as it may determine.

                  (c) The Committee shall have full authority subject to the express provisions of the Plan to interpret the Plan and any Option granted hereunder, to provide, modify and rescind rules and regulations relating to the Plan, to determine the terms and provisions of each Option and the form of each option agreement evidencing an Option granted under the Plan and to make all other determinations and perform such actions as the Committee deems necessary or advisable to administer the Plan. In addition, the Committee shall have full authority, subject to the express provisions of the Plan, to determine the Nonemployee Directors to whom Options shall be granted, the time or date of grant of each such Option, the number of shares subject thereto, and the price at which such shares may be purchased, and the nature and extent of restrictions, if any, on such shares. In making such determinations, the Committee may take into account such facts as the Committee in its discretion shall deem appropriate to carry out the purposes of the Plan.


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                  (d) No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

         Section 5. Grant of Options. At any time and from time to time during the term of the Plan and subject to the express provisions hereof, Options may be granted by the Committee to any Nonemployee Director for such number of shares of Common Stock as the Committee in its discretion shall deem to be in the best interest of the Company and which will serve to further the purposes of the Plan.

         Section 6. Option Price and Payment. The purchase price per share of Common Stock under each Option shall be determined by the Committee in its discretion, but in no event shall such price be less than 100% of the Fair Market Value per share of Common Stock on the date the Option is granted. Upon exercise of an Option, the purchase price shall be paid in full in cash. The proceeds of such sale shall constitute general funds of the Company. Upon exercise of an Option, the Optionee will be required to pay to the Company the amount of federal, state or local taxes, if any, required by law to be withheld in connection with such exercise.

         Section 7. Option Period and Terms of Exercise of Options. Each Option granted under the Plan shall vest and become exercisable on such date or dates (each, a "Vesting Date") as the Committee shall determine; provided, however, that no Vesting Date shall be less than six months after or more than three years after the date of grant of the Option. Except as otherwise provided herein, each Option granted under the Plan shall be exercisable during such period commencing on the Vesting Date(s) of such Option as the Committee shall determine; provided, however, that the otherwise unexpired portion of any Option shall expire and become null and void no later than upon the first to occur of
(i) the expiration of five years from the date such Option was granted; (ii) the expiration of 30 days from the date of the termination of the Optionee's service as a director of the Company for any reason other than death (including without limitation a failure by the Board of Directors to nominate, or by the stockholders to re-elect the Optionee as a director); or (iii) the expiration of one year from the date of the termination of the Optionee's service as a director of the Company by reason of death. Anything herein to the contrary notwithstanding, the otherwise unexpired portion of any Option granted hereunder shall expire and become null and void immediately upon an Optionee's termination of service as a director of the Company by reason of such Optionee's fraud, dishonesty or performance of other acts detrimental to the Company or an Affiliate (as determined by the Committee in its sole discretion). Under the provisions of any option agreement evidencing an Option, the Committee may limit the number of shares purchasable thereunder in any period or periods of time during which the Option is exercisable and may impose such other terms and conditions upon the exercise of an Option as are not inconsistent with the terms of the Plan; provided, however, that the Committee, in its discretion, may accelerate the exercise date of any such Option consistent with the terms of the Plan.

         Section 8. Nontransferability of Options. An Option granted under the Plan shall be transferable by the Optionee only by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee.

         Section 9. Agreement to Continue in Service. Each Optionee shall agree to remain in the service of the Company, at the pleasure of the Company's stockholders, for a continuous period of at least three years after the date of the grant to such Optionee of any Option, at the retainer rate and fee


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schedule, if any, then in effect or at such changed rate or schedule as the
Company from time to time may establish.

         Section 10. Requirement of Directorship. Except as provided in Section 7 hereof, an Option may not be exercised unless the Optionee is at the time of exercise serving as a director of the Company, and, except as provided in
Section 7, such Option shall terminate upon termination of the Optionee's service as a director of the Company.

         Section 11. Adjustments Upon Changes in Common Stock. In the event the Company shall effect a split of the Common Stock or dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares, the maximum number of shares as to which Options may be granted under the Plan shall be decreased or increased proportionately. In the event that before delivery by the Company of all of the shares of Common Stock for which any Option has been granted under the Plan, the Company shall have effected such a split, dividend or combination, the shares still subject to such Option shall be increased or decreased proportionately and the purchase price per share shall be decreased or increased proportionately so that the aggregate purchase price for all of the shares then subject to such Option shall remain the same as immediately prior to such split, dividend or combination.

         In the event of a reclassification of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, consolidation, spinoff or sale of assets) of the Company, including a transaction in which the Company is not the survivor, the Board shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares covered by the unexercised portions of Options theretofore granted under the Plan. The provisions of this Section shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.

         Section 12. Amendment and Termination of the Plan. Subject to the right of the Board to terminate the Plan prior thereto, the Plan shall terminate at the expiration of ten years from January 29, 1997, the date of adoption of the Plan by the Board. No Options may be granted after termination of the Plan. The Board may alter or amend the Plan in any respect, except that no termination or amendment of the Plan shall adversely affect the rights of an Optionee under a previously granted Option, except with the consent of such Optionee.

         Section 13. Modification of Options. Subject to the terms and conditions of and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of Options outstanding hereunder (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor. Notwithstanding the foregoing, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option theretofore granted to such Optionee.

         Section 14. Requirements of Law. The granting of Options and the issuance of Common Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations and to such approval by governmental agencies as may be required.


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         Section 15. Investment Letter. If the Company so elects, the Company's obligation to deliver Common Stock with respect to an Option shall be conditioned upon its receipt from the Optionee to whom such Common Stock is to be delivered of an executed investment letter containing such representations and agreements as the Committee may determine to be necessary or advisable in order to enable the Company to issue and deliver such Common Stock to such Optionee in compliance with the Securities Act of 1933 and other applicable federal, state or local securities laws or regulations.

         Section 16. Effective Date of the Plan. The Plan shall be effective as of the date of its adoption by the Board.

         IN WITNESS WHEREOF, this Plan has been executed at Van Buren, Arkansas on, and is effective as of, this 29th day of January, 1997.


                                           USA TRUCK, INC.



                                           By/s/ROBERT M. POWELL
                                             __________________________________
                                             Robert M. Powell, President


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